UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2021

THEMAVEN, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Liberty Street, New York, NY	10281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 775-600-2765

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
None	-	-

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2021, Joshua Jacobs resigned as a member of the Board of Directors (the “Board”) of theMaven, Inc. (the “Company”) and as a member of the Disclosure Committee of the Board. Effective March 9, 2021, the Company entered into a letter agreement with Mr. Jacobs (the “Separation Agreement”) relating to his resignation from the Board. Pursuant to the Separation Agreement, all of the unvested stock option awards and restricted stock awards granted to Mr. Jacobs by the Company will immediately vest. All of the vested stock option awards granted to Mr. Jacobs by the Company will continue to be exercisable for each of their original terms pursuant to the respective award agreements. The Director Agreement, dated January 1, 2020, by and between Mr. Jacobs and the Company was also terminated as of March 9, 2021. Mr. Jacobs’ departure is not due to any disagreement with the Company.

The Separation Agreement provides for a mutual release of claims by and against each of Mr. Jacobs and the Company. It also includes mutual consent rights with respect to press releases, public communications, or references to Mr. Jacobs in the Company’s securities filings relating to Mr. Jacobs’ resignation.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

On March 9, 2021, the Board appointed Eric Semler to serve on the Board effective immediately. Mr. Semler was appointed to fill the vacancy created by the departure of Mr. Jacobs.

Mr. Semler, 56, is a longtime investor in technology and media. Mr. Semler serves as the Managing Member of TCS Capital Management LLC (“TCS Capital Management”), a hedge fund that he founded in 2001. TCS Capital Management is among the largest independent technology, media and telecommunications investment funds with assets of $3.4 billion. In 2019, Mr. Semler and his wife, Tracy, partnered with NBA parents Dell and Sonya Curry in founding and developing the Raising Fame podcast franchise. Prior to founding TCS Capital Management, Mr. Semler worked as an analyst from 1998 to 2000 for Georgica Advisors, an investment fund focused on media and communications stocks. From 1997 to 1998, he was an investment banking principal in the media and communications group at Montgomery Securities. From 1994 to 1997, Mr. Semler focused on mergers and acquisitions as an associate at James D. Wolfensohn & Co. Mr. Semler began his career as a journalist working for the New York Times and for the Moscow News in Russia. He is the co-author of two books published by Harper Collins: The Language of Nuclear War and The Businessman’s Guide to Moscow. Mr. Semler is the founder and chairman of the Bronx Baseball Dreams Foundation, which is a charitable organization that helps New York City youth develop baseball and academic skills to earn college baseball scholarships. He also serves on the board of directors of 8th Wall, a Palo Alto start-up company focused on creating augmented reality products. Mr. Semler has previously served on two public company boards: Angie’s List and Geeknet.com. He also served as a board member of dealtime.com, Classic Media, Channel 13/WNET TV, WNYC Radio, Wave Hill, Van Cortlandt Park Conservancy and the Dwight School. Originally from Portland, Oregon, Mr. Semler received his B.A. from Dartmouth College in 1987 and his J.D. and M.B.A. from Harvard University in 1994.

Mr. Semler’s extensive experience as an investor in the technology and media industries qualifies him to serve as a member of the Board.

There is no arrangement or understanding between Mr. Semler and any other person pursuant to which Mr. Semler was appointed as one of our directors.

Mr. Semler will be compensated for his service on the Board in accordance with the Company’s Outside Director Compensation Policy, approved on September 14, 2018, which provides that directors are granted annually a stock option award equal to that number of shares of the Company’s common stock equal in value to $50,000.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement between the Company and Joshua Jacobs, effective as of March 9, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: March 12, 2021	By:	/s/ Doug Smith
	Name:	Doug Smith
	Title:	Chief Financial Officer